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FOR IMMEDIATE RELEASE                   Contact: Richard E. Nicolazzo
                                                 Hank Shafran
                                                 Nicolazzo & Associates
                                                 617/227-4150

                THE BOSTON BANCORP NAMES ROBERT E. LEE CHAIRMAN,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

        BOSTON, MA, September 29, 1995 -- The Boston Bancorp (NASDAQ/NMS:SBOS) today announced that Robert E. Lee has been named Chairman, President and Chief Executive Officer of the Company and its principal subsidiary, the South Boston Savings Bank, by unanimous vote of the Board of Directors. Mr. Lee's new responsibilities are effective immediately.

        Mr. Lee, age 53, has had a 29-year career with The Boston Bancorp and the South Boston Savings Bank. He currently holds the positions of Vice President and Clerk of the Company and Senior Vice President of the Bank, and is a member of the Board. Since February 1995, he also has served as a member of the Company's four-person Office of the Chairman.

        In his new role, Mr. Lee succeeds Peter H. Hersey, who had served as Chairman of the Company and acting President and CEO of both the Company and the Bank since February 1995. Mr. Hersey will relinquish his management titles, but will continue to be a member of the Board of Directors, where he has served since 1973.

        "This appointment comes at an important time for the Company," Mr. Lee commented. "Over the past seven months, since establishing the Office of the Chairman, we have worked hard to address a number of major business and regulatory issues. The Company is in a position to move forward in a manner that will best meet the needs of our shareholders, depositors, employees, and the communities we serve."

        Mr. Lee added, "I want to compliment Peter Hersey on the contributions he has made to the Company during his term as Chairman and acting CEO, as well as during his entire tenure as a member of the Board. His leadership and outstanding efforts are appreciated by everyone associated with the Comnpany."

        The Boston Bancorp is the holding company for the South Boston Savings Bank, a state-chartered stock savings bank headquartered in South Boston, Massachusetts. The bank has full-service offices in South Boston, Dorchester, Quincy, North Quincy, Weymouth, Needham and West Roxbury.